GreenKissNY Inc. 1-A

EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement of our report dated April 8, 2016 relating to the consolidated financial statements of GreenKissNY, Inc., which appears in such Offering Statement. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Friedman LLP

April 8, 2016

Marlton, New Jersey